April 13, 2009

April 13, 2009

Sale of Sterling Trust Company Assets
☐ Equity Trust Company and an affiliate are acquiring certain assets of
 Sterling Trust in an asset purchase

☐ Sale of Sterling assets - proceeds of (~) $61.2 million
☐ Estimated after-tax gain on sale of (~) $35.9 million

☐ Sterling’s custodial deposits - (~) $316 million at April 7, 2009 -
 maintained at United Western Bank® under agreement with buyer

☐ Sterling (to be renamed UW Trust Company©) will retain escrow and paying agent businesses, including its life settlement operations

☐ Target closing date (subject to regulatory approval and other conditions to close) -
 May 15, 2009
☐ Equity Trust (buyer)

 ■ Second largest trust company of its kind (post-acquisition)

 ■ Registered in good standing as a South Dakota trust company

 ■ Family owned, long-time deposit customer of United Western Bank ®

April 13, 2009

Sale of Sterling Trust Assets
☐ Equity Trust acquires Sterling assets for $61.2 million
 ■ Estimated $15.3 million cash (25%)
 ■ Estimated $45.9 million seller note (75%)
☐ Seller Financing
 ■ Seven-year, fully amortizing term loan
 ■ Prime rate with collar
 ■ Level monthly principal plus interest
 ■ $6.6 million annual principal, $1.4 million interest in year one
 ■ Collateralized by assets of buyer including those to be sold by Sterling as part of the transaction
 ■ Existing service company affiliate of Equity Trust guarantees debt
 ■ Standard covenants - using credit underwriting standards typical for United
 Western Bank®

April 13, 2009

Sale of Sterling Trust Assets
☐ Deposits - post sale
 ■ Equity Trust will enter into new deposit contract with United Western
 Bank® for five years.
 ■ Equity Trust will keep current deposits with United Western Bank®
 for a minimum of three years.
 ■ Equity Trust keeps acquired Sterling deposits with United Western
 Bank® for a minimum of five years, or until the loan is repaid, whichever is longer.
 ■ United Western Bank® may manage legacy Equity Trust deposits with the opportunity to redirect to other banks as community bank and other deposits grow at United Western Bank®.

April 13, 2009

*Please see United Western Bancorp’s Reconciliation of Non-GAAP Tangible Book Value per Share and Non-GAAP
Equity Leverage Ratios Disclosure in Exhibit 99.1 to the Company’s Form 8-K filed April 8, 2009
Sale of Sterling Trust Assets
☐ Estimated after-tax gain of $35.9 million, or $5.01 per diluted share
☐ Tangible book value per common share increase as of year-end 2008 of $4.95 to $19.00 per primary and fully diluted share.*
☐ United Western Bancorp’s tangible common equity leverage ratio would have been 6.01 percent at year-end 2008 versus 4.51 percent as reported.*
☐ United Western Bancorp proceeds of $61.2 million consisting of (~)
 $15.3 million in cash and (~) $45.9 million in note. Estimated after-tax proceeds of $35.9 million, net of direct expenses. Current tax on the cash proceeds and installment tax treatment on the note proceeds.
☐ United Western Bancorp will have significant capacity to add capital to United Western Bank®, execute its community banking strategy and take advantage of strategic opportunities to enhance shareholder value.